Exhibit 99.2

STAAR Surgical Announces Submission of Presbyopia Clinical Trial Data; Proprietary EDOF Collamer® Lens is Designed to Improve Near, Intermediate and Distance Vision

LAKE FOREST, CA, July 31, 2019--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced the submission of its multi-site European pivotal clinical trial data for the EVO+ Visian® ICL with Aspheric (EDOF) Optic (“EDOF Lens”), a lens that is designed to provide correction or reduction of myopia or hyperopia and presbyopia (the age-related loss of near vision). Results from the clinical trial were submitted to DEKRA, the Company’s European Notified Body, earlier this month. If approved, STAAR’s EDOF lens could be commercially available in countries recognizing the CE Mark in the second quarter of 2020.

“Our team is pleased to announce our EDOF lens for presbyopia met the primary performance endpoint of our multi-site European pivotal clinical trial and that we have recently submitted the data to our Notified Body for review,” said Caren Mason, President and CEO of STAAR Surgical. “The trial data confirms our Extended Depth of Focus (EDOF) lens can provide improved visual acuity for patients at near, intermediate and far distances. We believe our EDOF Collamer lenses provide a bilateral treatment for presbyopic patients enabling true binocular vision at near, intermediate and far distances.  This can represent an attractive solution among refractive options currently available in the market today that require either corneal tissue reshaping or removal of one’s healthy crystalline lens. If approved, we believe our EDOF lens will further extend the renaissance of STAAR’s EVO family of lenses and encourage broader use of the entire EVO family of lenses in the 31+ countries that recognize the CE Mark.”

The multi-center European study evaluated the clinical performance of STAAR’s phakic intraocular lens (IOL), STAAR EVO+ Visian ICL with Aspheric (EDOF) Optic for the improvement of Uncorrected Near Visual Acuity (UCNVA) in subjects who require between +1.00 and +2.50 Reading Add.

The primary performance endpoint for the trial, which STAAR accomplished, was defined as achievement of monocular UCNVA of 20/40 or better at 40 cm (approximately 16 inches) at 6 months after implantation in equal to or greater than 75% of implanted eyes. 20/40 generally represents a level of near vision, such as reading a newspaper, that does not require spectacles.

EVO Visian Implantable Collamer Lenses (ICLs) are intended to be implanted within the posterior chamber, directly behind the iris, and in front of the anterior capsule of the human crystalline lens. It offers an intraocular alternative for the correction/reduction of refractive error in those who currently utilize spectacles and/or contact lenses for vision correction. Additional information on STAAR’s presbyopia clinical trial is available with ClinicalTrials.gov Identifier: NCT03499821 at http://www.clinicaltrials.gov

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than

1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections, including those relating to the approval or success of  the EVO+ Visian ICL with Aspheric (EDOF) Optic or the status of our pipeline of ICL products with regulators, including the EVO+ Visian ICL with Aspheric (EDOF) Optic, and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 28, 2018 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; potential international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com